Filed Pursuant to Rule 424(b)(5)

Registration No. 333-181003

The information in this prospectus supplement is not complete and may be changed.  This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 13, 2012

Rockwell Medical, Inc.

           Shares
Common Stock

$           per share

We are offering         shares of our common stock, without par value, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Global Market and traded under the symbol “RMTI.” On May 13, 2013, the last reported sale price of our common stock on The NASDAQ Global Market was $3.74 per share.

Investing in our securities involves risks.  See “Risk Factors” beginning on page S-7.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)   See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase an additional        shares solely to cover over-allotments.  If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        and the total proceeds to us, before expenses, will be $          .

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities offered hereby on or about May      , 2013.

Sole Book-Running Manager

Chardan Capital Markets, LLC

Lead Manager	Co-Manager
Summer Street Research Partners	C&Co/PrinceRidge

The date of this prospectus supplement is                                  .

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.  This document has two parts.  The first part is the prospectus supplement, which describes the specific terms of the offering.  The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering.  You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Get More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, in any other prospectus supplement and in any free writing prospectus filed by us with the SEC.  We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.  To the extent that any statement that we make in this prospectus supplement differs from or is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Unless the context otherwise requires, references in this prospectus supplement to “Rockwell,” “we,” “us,” and “our” refer to Rockwell Medical, Inc., and include its consolidated subsidiaries where the context so requires.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies.  All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can inspect or copy all or any part of these materials, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Rockwell.

The SEC allows Rockwell to “incorporate by reference” the information it files with the SEC.  This permits us to disclose important information to you by referencing these filed documents.  Any information referenced in this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement will automatically update and supersede this information.  Rockwell incorporates by reference the documents listed below which have been filed with the SEC:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information from the Definitive Proxy Statement filed in connection with the Annual Meeting of Stockholders held on April 30, 2013, as filed with the SEC on March 29, 2013 incorporated therein by reference).

•                  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013.

•                  Current Reports on Form 8-K filed January 29, 2013, February 5, 2013, March 20, 2013, March 26, 2013, May 2, 2013 and May 9, 2013.

•                  The description of our common shares included in our prospectus, dated July 24, 1997, included in our registration statement on Form SB-2 filed with the SEC on July 24, 1997, under the caption “Description of Securities” on pages 34 through 38 of the prospectus and incorporated by reference into our registration statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but before the termination of this offering are deemed to be incorporated by reference into this prospectus supplement and will constitute a part of this prospectus supplement from the date of filing of those documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is incorporated by reference modifies or supersedes such statement.  Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Rockwell will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement, including any exhibits which are specifically incorporated by reference into such documents.  Requests should be directed to Thomas E. Klema, Secretary, at our principal executive offices, located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009).

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus supplement were obtained through company research, surveys and studies conducted by third parties, and industry and general publications.  We have not independently verified any of the data from third party sources nor have we ascertained any underlying economic assumptions relied upon therein.  While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement and the accompanying prospectus.  Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of our operations.  When we use words such as “may,” “might, “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief or current expectations, we are making forward-looking statements.  Our forward looking statements also include, without limitation, statements about our competitors, statements regarding the timing and costs of obtaining FDA approval of our new SFP product and statements regarding our anticipated future financial condition, operating results, cash flows and business plans.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this prospectus supplement or, if made elsewhere, as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed in this prospectus supplement, including under “Risk Factors” in this prospectus supplement, and from time to time in our reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. We do not undertake, and expressly disclaim, any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as may be required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, carefully before making an investment decision.  You should pay special attention to the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-7, and the risk factors and the financial statements and other information contained in our filings with the SEC which have been incorporated by reference in this prospectus supplement, when making an investment decision.

Our Company

We are a fully-integrated biopharmaceutical company targeting end-stage renal disease, or ESRD, and chronic kidney disease, or CKD, with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis (also referred to as HD or dialysis).

Our lead investigational drug is in late stage clinical development for iron therapy treatment in CKD-HD patients.  It is called Soluble Ferric Pyrophosphate, or SFP.  SFP delivers iron to the bone marrow in a non-invasive, physiologic manner to hemodialysis patients via dialysate during their regular dialysis treatment.  The majority of ESRD patients receive iron on a routine basis.  We intend to complete clinical trials and seek U.S. Food and Drug Administration, or FDA, market approval of SFP.  We also plan to seek foreign market approval for this product and/or to license the technology to a company who will seek market approval in the licensed markets.  We believe this product will substantially improve iron therapy and if approved will compete in the global iron therapy market treating hemodialysis patients.  Currently, two Phase 3 clinical trials called CRUISE-1 and CRUISE-2 are being conducted for FDA submission for market approval.  Recently, another SFP clinical study called the PRIME study was completed.  The PRIME study was designed to show a reduction in the need for erythropoiesis stimulating agents, or ESA, in CKD-HD patients who receive SFP during dialysis. The PRIME study was successful and demonstrated that with the use of SFP there is a significant reduction in the need for ESA.  ESA is the most expensive drug used in dialysis.  Based on reports from manufacturers of intravenous, or IV, iron products and industry estimates, the market size in the United States for IV iron therapy for ESRD patients is approximately $600 million per year.  We estimate the global market for IV iron therapy is in excess of $1 billion per year.  We cannot, however, give any assurance that this product will be approved by the FDA or, if approved, that it will be successfully marketed.

We are also preparing to launch an FDA-approved generic drug called Calcitriol.  Calcitriol is active vitamin D injection and indicated for the treatment of secondary hyperparathyroidism in dialysis patients.  The majority of ESRD patients receive vitamin D on a routine basis.  We are in the process of obtaining regulatory approval for a change in manufacturing location and anticipate obtaining approval to begin marketing Calcitriol in 2013.  Based on manufacturers’ reports and industry estimates, we believe the market size in the United States for vitamin D therapy for ESRD patients is greater than $350 million per year.

We are also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to hemodialysis providers and distributors in the U.S. and abroad.  These products are used in the hemodialysis process to maintain human life by removing toxins and replacing critical nutrients in the patient’s bloodstream.  We have three manufacturing and distribution facilities in the United States and our operating infrastructure is a ready-made sales and distribution channel that will be able to provide seamless integration into the commercial market for our drug products, Calcitriol and SFP, upon FDA market approval.

Our Business Strategy

We intend to become a leading biopharmaceutical company focused primarily on renal indications, while leveraging our operating business infrastructure to market and sell approved drugs commercially.  The following are the key elements of our business strategy:

Obtain Regulatory Approval of our Lead Drug Candidate SFP for the Treatment of Iron Deficiency in Hemodialysis Patients.

We are conducting Phase 3 clinical trials for our drug SFP and intend to obtain FDA regulatory approval to market SFP commercially.  The market potential is estimated to be approximately $600 million per year.  We intend to market SFP to our existing customer base that we service via our concentrate operating business, which currently serves approximately 27% of the U.S. concentrate dialysis market.

Launch Calcitriol (Active Vitamin D) Injection for the Treatment of Secondary Hyperparathyroidism in Dialysis Patients.

We intend to obtain manufacturing approval from the FDA in 2013 for our FDA approved generic drug Calcitriol and thereafter to immediately begin marketing Calcitriol.  The market potential is estimated to be approximately $350 million per year.  We intend to market Calcitriol to our existing customer base that we service via our concentrate operating business.

Obtain License/Marketing Partners to Leverage Our Products Globally for Commercialization.

We seek commercial collaborations to license and develop our products and to realize financial benefits on an international basis.  We intend to leverage the development, regulatory and marketing presence and expertise of potential business partners to accelerate the development of our products throughout the world.

Continue Development of our Commercial Concentrate Business and Market Position and to Leverage that Infrastructure to Sell our Renal Drugs Once Approved by the FDA.

We intend to continue to increase our market presence in our concentrate/dialysate products business in the U.S. and internationally by continuing to develop and offer innovative products that improve patient outcomes and lower provider costs.  We intend to use this operating infrastructure to sell our renal drugs into the same market, with minimal additional expense.

Leverage Our SFP Technology to Develop Other Drugs for Other Indications in Iron Therapy Management.

We intend to pursue clinical development and/or business partnerships to leverage SFP iron delivery technology to address other indications for treating anemia in the U.S. and globally.

Identify Novel Drugs to Address Unmet Needs and Market Opportunities.

We will pursue opportunities to secure other drugs inside and outside the renal market that we believe hold great potential to address unmet needs, and that we believe will enable us to expand our reach further into drug development.

Acquire Rights to and Commercially Implement Complementary Drug Candidates and Technologies.

We intend to continue to selectively pursue and acquire rights to drug products in various stages of development, or FDA approved drugs, with the intention to commercialize and/or realize their business potential.

The Hemodialysis Market

The great majority of hemodialysis patients receive dialysis treatment three times per week, or 156 times per year.  Most have their dialysis treatment performed at a free-standing clinic; these are called “chronic” patients.  Some have their treatment performed at hospitals; these are called “acute” patients.  A small percentage receive their treatment at home; these are called “home” patients.  In each setting, a dialysis machine accurately dilutes concentrated solution, such as our concentrate products, with purified water.  The resulting solution is called dialysate.  Dialysate is pumped through an artificial kidney (or dialyzer) while the patient’s blood is pumped through a semi-permeable membrane inside the dialyzer, in the opposite direction the dialysate is flowing.  The dialysate infuses calcium and bicarbonate into the patient’s blood while removing water and waste. Dialysate generally contains dextrose, sodium chloride, calcium, potassium, magnesium, sodium bicarbonate and acetic acid or citric acid.  The patient’s physician chooses the proper concentrations required for each patient based on each particular patient’s needs.

In addition to using reusable concentrate products, a dialysis provider also uses other ancillary products such as blood tubing, fistula needles, specialized component kits, dressings, cleaning agents, filtration salts and other supplies, many of which we sell.

Dialysis Industry Trends

Hemodialysis is the primary treatment modality employed in the United States with over 90% of all dialysis patients receiving hemodialysis.  We do not compete in the peritoneal or home dialysis segments.  Hemodialysis treatments are generally performed in independent clinics or hospitals with the majority of dialysis services performed by national and regional for profit dialysis chains.  Based on data published by the U.S. Renal Data Systems, or USRDS, we estimate that there are approximately 5,800 Medicare-certified treatment clinics in the United States. The two largest national for-profit dialysis chains service approximately 65% of the domestic hemodialysis market.  According to the most recent industry statistics published by USRDS, there are approximately 400,000 dialysis patients in the United States.  The U.S. patient population has grown steadily over the past several decades, and is expected to grow approximately 4-6% over the next several years.

Based on industry reports, the global ESRD population receiving some form of dialysis treatment is estimated to be over 2.3 million patients.  Incidence rates vary by country, growing approximately 6% in more mature dialysis populations and at a higher rate in developing countries.  Today, the three largest dialysis markets are the United States, the European Union and Japan, which together represent approximately half of the total global treatments based on industry estimates.  The Asia-Pacific market is projected to experience rapid growth in the incidence of kidney disease over the decade ahead.

Our results of operations for the quarters ended March 31, 2013 and 2012 and the years ended December 31, 2012 and 2011, and our current assets and total assets and total current liabilities as of March 31, 2013, December 31, 2012 and 2011, are as follows:

	Three Months Ended March 31,		Years Ended December 31,
(in thousands)	2013 (unaudited)	2012 (unaudited)	2012 (audited)	2011 (audited)
Sales	$12,336	$12,028	$49,842	$48,966
Research and Product Development Expense	$12,755	$9,406	$48,272	$17,805
Net Income (Loss)	$(15,380)	$(10,567)	$(54,022)	$(21,455)
Cash Provided By (Used) In Operating Activities	$(11,308)	$(8,302)	$(30,747)	$(10,783)

	As of March 31,	As of December 31,
	2013 (unaudited)	2012 (audited)	2011 (audited)
Current Assets	$14,188	$13,149	$25,897
Total Assets	$17,968	$17,025	$31,940
Total Current Liabilities	$28,474	$26,987	$13,692

We commenced our Phase 3 clinical development program for SFP, our lead drug product, in 2011 and our research and development costs and net loss have increased substantially in 2013 and 2012 over 2011 as a result. We expect our cash needs for research and development spending to be significant over the next two years as we execute our clinical development program for SFP and that we will continue to incur losses for the duration of the clinical program as a result of these higher costs.

Our total assets increased at March 31, 2013 as compared to December 31, 2012 due to cash received of $12.1 million in net proceeds from an offering of common stock completed in March 2013 which is described further below and positive cash flow generated from our operations, partially offset by cash used to fund research and development spending.  Our total assets decreased at December 31, 2012 compared to December 31, 2011 due to the cash used in operations to fund the increased research and development spending, partially offset by the receipt of $16.2 million in net proceeds from an offering of common stock completed in February 2012 and positive cash flow generated from our operations excluding research and development spending.

As of March 31, 2013 and December 31, 2012 we had $5.8 million and $4.7 million in cash and investments, respectively.

Our current liabilities exceeded our current assets by $14.3 million and $13.8 million as of March 31, 2013 and December 31, 2012, respectively.

On March 26, 2013, we announced the closing of the sale of 4,300,000 common shares at $3.00 per share in a registered direct offering for an aggregate offering amount of approximately $12.9 million. The net proceeds from the offering, after commissions and other estimated offering expenses, were approximately $12.1 million. We plan to use the net proceeds from the offering for general corporate purposes which may include research and development expenses, acquisition of intellectual property relating to complementary drug therapies, funding of clinical trials, and general administrative expenses.

Please refer to our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q for further details regarding our financial position.

Going Concern

Due to our recurring losses and need for additional working capital, there is substantial doubt about our ability to continue as a going concern.  Management is taking steps to improve our financial condition.  The financial statements incorporated by reference herein and the accompanying footnotes have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustment to reflect the possible future effects of our inability to raise the additional capital needed to continue as a going concern.

Corporate Information

We were incorporated in the State of Michigan in 1996.  Our principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393.  Our telephone number is (248) 960-9009.  Our website address is www.rockwellmed.com.  The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common Stock Offered	shares

Common Stock Outstanding After This Offering	shares (based on 26,059,138 common shares outstanding as of May 13, 2013 and assuming no exercise of outstanding options or warrants since that date)

Use of Proceeds

We expect to use the net proceeds from this offering to fund SFP clinical trials and for other general corporate purposes, which may include research and development expenses, acquisition of intellectual property relating to complementary drug therapies, and general and administrative expenses.

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Listing	Our common stock is listed on The NASDAQ Global Market under the symbol “RMTI.” The last reported price of our common stock on May 13, 2013 was $3.74 per share.

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase of up to            additional shares.

RISK FACTORS

In considering whether to purchase the securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors, as well as the factors listed in “Cautionary Statement Regarding Forward-Looking Statements.” You should carefully review all the information in this prospectus supplement and the accompanying prospectus about these securities.

RISKS RELATED TO OUR BUSINESS

The dialysis provider market is highly concentrated in national and regional dialysis chains that account for the majority of our domestic revenue. Our business is substantially dependent on a few customers that account for a substantial portion of our sales. The loss of any of these customers would have a material adverse effect on our results of operations and cash flow.

Our revenue is highly concentrated in a few customers and the loss of any of those customers could adversely affect our results. One customer, Davita Healthcare Partners, Inc., accounted for 49% of our sales in 2012 and has accounted for 42% to 51% of our revenues during each of the last five years.  If we were to lose this customer or our relationship with any of our other major national and regional dialysis chain customers, it would have a substantial negative impact on our cash flow and operating results and could have a detrimental impact on our ability to continue our operations in their current form or to continue to execute our business strategy. If we lost a substantial portion of our business, we would be required to take actions to conserve our cash resources and to mitigate the impact of any such losses on our business operations.

We operate in a very competitive market against a substantially larger competitor with greater resources.

There is intense competition in the hemodialysis product market and our primary competitor is a large diversified company which has substantially greater financial, technical, manufacturing, marketing, research and development and management resources than we do. We may not be able to successfully compete with them or other companies. Our primary competitor has historically used product bundling and low pricing as marketing techniques to capture market share of the products we sell and as we do not manufacture or sell the same breadth of products as our primary competitor, we may be at a disadvantage in competing against their marketing strategies. Furthermore, our primary competitor is vertically integrated and is the largest provider of dialysis services in the United States with approximately one-third of all U.S. patients treated by this company through its clinics. This competitor has routinely acquired smaller clinic chain operations and may acquire some of our current customers in the future.

Our lead drug candidate requires FDA approval and expensive clinical trials before it can be marketed.

We are seeking FDA approval for SFP, a drug used in the treatment of anemia in hemodialysis patients. Obtaining FDA approval for any drug is expensive and can take a long time. We may not be successful in obtaining FDA approval for SFP. The FDA may change, expand or alter its requirements for testing, which may increase the scope, duration and cost of our clinical development plan. Clinical trials are expensive and time consuming to complete, and we may not have sufficient funds to complete the clinical trials to obtain marketing approval.

Our clinical trials might not prove successful. Positive results in early clinical trials of a drug candidate may not be replicated in later clinical trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage development. We cannot assure you that the phase 3 clinical trial will achieve positive results. We are conducting two clinical trials related to SFP that we call CRUISE-1 and CRUISE-2.  The results of CRUISE-1 and CRUISE-2 are expected to be announced in the second half of 2013.  In addition, we recently announced successful topline results from another clinical trial of SFP that we call the PRIME study. The PRIME study demonstrated that regular administration of SFP-iron via dialysate reduced the usage of erythropoietin stimulating agents during hemodialysis by 37.1% while maintaining iron balance and maximizing iron delivery.

In addition, the FDA may order the temporary or permanent discontinuation of a clinical trial at any time. Many products that undergo clinical trials are never approved for patient use. Thus, it is possible that our new proprietary products may never be approved to be marketed. If we are unable to obtain marketing approval, our entire investment in new products may be worthless, our licensing rights could be forfeited and the price of our common stock could substantially decline.

Even if our new drug products are approved by the FDA, we may not be able to market those successfully.

Even if SFP is approved by the FDA, the commercial success of SFP will depend on a number of factors, including the following:

•    one drug currently dominates treatment for iron deficiency and SFP will have to compete against it and other existing products;

•    it may be difficult to gain market acceptance of a new product;

•    nephrologists, anemia managers and dialysis chains may be slow to change their clinical practice protocols for new products or may not change their protocols at all;

•    achieving and maintaining compliance with all regulatory requirements applicable to SFP;

•    the effectiveness of our marketing, sales and distribution strategies and operations for development and commercialization of SFP;

•    our ability to avoid third party patent interference or patent infringement claims; and

•    a continued acceptable safety profile of SFP following approval.

Furthermore, dialysis providers are dependent upon government reimbursement practices for the majority of their revenue. If we obtain approval for our SFP product, the product will be included as part of the single bundled payment rate implemented by Medicare in 2011 and will likely not require a separate reimbursement code for providers to use SFP as nearly all providers are expected to have adopted the single bundled payment rate prior to FDA approval to market SFP.

Many of these factors are beyond our control.  Accordingly, we cannot assure you that we will ever be able to generate revenues through the sale of SFP.  If we are not successful in commercializing SFP, or are significantly delayed in doing so, our entire investment in new products may be worthless, our licensing rights could be forfeited and the price of our common stock could substantially decline.

In addition, we are seeking FDA approval for a change in manufacturing location for a generic version of Calcitriol, which we acquired from a third party.  While we anticipate timely approval of these changes, we must meet certain regulatory requirements for product testing and stability.  If we encounter testing that does not meet approvable standards or if we experience operational issues with our CMO, our introduction of Calcitriol could be delayed beyond our expectations.

The market for generic drugs is generally very competitive.  Even if the FDA approves our change in manufacturing location for Calcitriol so that we can begin marketing it, we will encounter a market that already has FDA-approved generic Calcitriol manufacturers, and we may encounter a very competitive environment for Calcitriol which may make it difficult for us to capture significant market share.  If we do have success in capturing market share with Calcitriol, it may attract other entrants to market their own generic version of Calcitriol, which could have a material adverse effect on our future revenues and results of operations.

There is substantial doubt as to our ability to continue as a going concern.

Our audited consolidated financial statements at and for the year ended December 31, 2012 were prepared assuming that we will continue as a going concern, meaning that we will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.  The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2012 contains an explanatory paragraph stating that our recurring losses and need for additional working capital raise substantial doubt about our ability to continue as a going concern.  We incurred a net loss in each of the last several years and, as of December 31, 2012, our accumulated deficit was $110 million.  As of December 31, 2012, our cash and investments were $4.7 million and our current liabilities exceeded our current assets by $13.8 million.  Our losses have resulted principally from expenses incurred in research and development of our technology and products and we expect to continue to incur operating losses as we complete the clinical trial process and pursue regulatory approval of SFP, thereby creating substantial doubt in the absence of significant additional funding about our ability to continue a going concern.  This may make it more difficult for us to raise funds.  If we are unable to obtain the level of funding we are seeking, we may be forced to delay, reduce, curtail, or cease our research and development efforts or our business operations as a whole.  In such event, investors may lose a portion or all of their investment.  Our consolidated financial statements contain no adjustment for the outcome of this uncertainty.  Our ability to achieve profitability and positive cash flow from operations depends on our ability to raise additional capital, complete development of our products, obtain regulatory approvals and market our products.  It is uncertain when, if ever, we will become profitable.

We require substantial additional financing to achieve our goals, and such financing may result in substantial dilution to shareholders or restrictions on our ability to operate our business.  A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

Over the last several years, we have dedicated a significant portion of our resources to the preclinical and clinical development of SFP. In particular, we are currently conducting a Phase 3 clinical program for SFP, which will require substantial funds to complete. We believe that we will continue to expend substantial resources for the foreseeable future developing SFP. These expenditures will include costs associated with research and development, conducting clinical trials, obtaining regulatory approvals and manufacturing products, as well as marketing and selling any products approved for sale.  In addition, other unanticipated costs may arise.  Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

We may seek additional funds through public or private equity or debt financings or other sources, such as strategic partnerships.  In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we raise additional funds by issuing equity securities, substantial dilution to existing shareholders could result.  If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may not be able to continue as a going concern or may be required to:

•     delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for one or more of our product candidates;

•     delay, limit, reduce or terminate our research and development activities; or

•     delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates.

We may not be successful in maintaining our gross profit margins.

A significant portion of our costs are for chemicals and fuel which are subject to pricing volatility based on demand and are highly influenced by the overall level of economic activity in the U.S. and abroad. These costs have risen each year and had a negative effect on our gross margins. We may realize future cost and pricing pressure which may cause our gross profit margins to decrease further and have a material adverse effect on our results of operations.

Our products are distribution-intensive, resulting in a high cost to deliver relative to the selling prices of our products. The cost of diesel fuel represents a significant operating cost for us. If oil costs increase or if oil prices spike upward, we may be unable to recover those increased costs through higher pricing. Also, as we increase our business in certain markets and regions, which are farther from our manufacturing facilities than we have historically served, we may incur additional costs that are greater than the additional revenue generated from these initiatives. Our customer mix may change to a less favorable customer base with lower gross profit margins.

Our competitors have often used bundling techniques to sell a broad range of products and have often offered low prices on dialysis concentrate products to induce customers to purchase their other higher margin products, such as dialysis machines and dialyzers. It may be difficult for us to raise prices due to these competitive pressures.

Our suppliers may increase their prices faster than we are able to raise our prices to offset such increases. We may have limited ability to gain a raw material pricing advantage by changing vendors for certain chemicals and packaging materials.

As we increase our manufacturing and distribution infrastructure we may incur costs for an indefinite period that are greater than the incremental revenue we derive from these expansion efforts.

We could be prevented from selling products, forced to pay damages and compelled to defend against litigation if we infringe the rights of a third party.

Our success, competitive position and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We could incur substantial costs in seeking enforcement of our patent rights against infringement, and we cannot guarantee that such patents will successfully preclude others from using technology that we rely upon.  We have no knowledge of any infringement or patent litigation, threatened or filed at this time. It is possible that we may infringe on intellectual property rights of others without being aware of the infringement. If a third party believes that one of our products infringes on the third party’s patent, it may sue us even if we have received our own patent protection for the technology.  If we infringe the rights of a third party, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

We depend on government funding of health care.

Many of our customers receive the majority of their funding from the government and are supplemented by payments from private health care insurers.  Our customers depend on Medicare and Medicaid funding to be viable businesses. A variety of changes to health insurance and reimbursement are included in health reform legislation enacted by Congress in recent years.  Some of these changes could have a negative impact on Medicare and Medicaid funding, which fund the majority of dialysis costs in the United States, and on reimbursement protocols. If Medicare and Medicaid funding were to be materially decreased, our customers would be severely impacted, increasing our risk of not being paid in full by our customers. An increase in our exposure to uncollectible accounts could have a material adverse effect on our financial position, results of operations and cash flows.

In the United States, the Medicare Improvements for Patients and Providers Act of 2008 or “MIPPA” changed the dialysis reimbursement method from the prior practice of separately billed services and medications to a single bundled rate, which became effective on January 1, 2011.  Most dialysis providers have adopted this method of reimbursement, which provides for a single payment per dialysis treatment compared to the current method consisting of a composite rate payment and separately billed drugs and services. This change in reimbursement practice was intended to reduce Medicare funding costs and to prompt dialysis providers to reduce their cost of dialysis services. This change increases the burden on dialysis treatment providers to effectively manage their cost of treatment and operations and may put more pressure on suppliers such as us to reduce providers’ costs. As a result, we may see increased pressure to reduce the prices of our products, which would have a negative impact on our revenue and gross profit margins. We anticipate that dialysis providers will continue to seek ways to reduce their costs per treatment due to this change in reimbursement practice which could reduce our sales and profitability and have a material adverse effect on our business, financial condition and results of operations.

As a result of these changes to Medicare reimbursement, industry observers also anticipate increased consolidation in the dialysis provider market which has been largely unchecked by the Federal Trade Commission to date. Continued consolidation in providers will likely result in increased purchasing leverage for providers across all dialysis product categories and increased pricing pressure on all suppliers to the industry.

Health care reform could adversely affect our business.

The federal and state governments in the United States, as well as many foreign governments, from time to time explore ways to reduce medical care costs through health care reform. The federal Medicare and Medicaid programs are facing financial challenges and are looking at ways to reduce the costs of the Medicare and Medicaid programs. Similarly, many states have large deficits which may prove unsustainable, resulting in defaults on state debt obligations which may ultimately result in the reduction or curtailment of health care benefits or state Medicaid reimbursement.

In the United States, Congress enacted health reform legislation in 2010 that will make significant changes to the health care payment and delivery system. The health reform legislation requires employers to provide employees with insurance coverage that meets minimum eligibility and coverage requirements or face penalties. The legislation also includes provisions that will impact the number of individuals with insurance coverage, the types of coverage and level of health benefits that will be required and the amount of payment providers performing health care services will receive. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020. Many of the changes require additional guidance from government agencies or federal regulations. In addition, the health reform legislation imposes fees or excise taxes on pharmaceutical and device manufacturers based on their sales, which could also have a material adverse effect on the Company beginning in 2013. The U.S. government faces structural deficits that may require changes to government funded health care programs such as Medicare and Medicaid which may negatively impact customers of our products. Our sales, results of operations and cash flows could be materially impacted by future health care reform or reduced Medicare and Medicaid spending by the federal government.

Beginning in 2013, the legislation imposes requirements on device manufacturers to report annually to the FDA regarding certain financial relationships they have with physicians and hospitals. This reporting requirement will increase governmental scrutiny on our contractual relationships with physicians and hospitals and will increase the risk of inadvertent violations resulting in liability under the federal fraud and abuse laws, which could have a material adverse effect on our results of operations, financial position and cash flows.

We depend on key personnel.

Our success depends heavily on the efforts of Robert L. Chioini, our President and Chief Executive Officer, Dr. Ajay Gupta MD, our Chief Scientific Officer, Dr. Raymond Pratt, our Chief Medical Officer, and Thomas E. Klema, our Chief Financial Officer, Secretary and Treasurer. Mr. Chioini is primarily responsible for managing our sales and marketing efforts. Dr. Gupta is primarily responsible for discovery and development of new technologies. Dr. Pratt is primarily responsible for the clinical development, testing and regulatory approval of our products. None of our executive management are parties to a current employment agreement with the Company. If we lose the services of Mr. Chioini, Dr. Gupta, Dr. Pratt or Mr. Klema, our business, product development efforts, financial condition and results of operations could be adversely affected.

Our business is highly regulated.

The testing, manufacture and sale of the products we manufacture and distribute are subject to extensive regulation by the FDA and by other federal, state and foreign authorities. Before medical devices can be commercially marketed in the United States, the FDA must give either 510(k) clearance or pre-market approval for the devices. If we do not comply with these requirements, we may be subject to a variety of sanctions, including fines, injunctions, seizure of products, suspension of production, denial of future regulatory approvals, withdrawal of existing regulatory approvals and criminal prosecution. Our business could be adversely affected by any of these actions.

Although our hemodialysis concentrates have been cleared by the FDA, it could rescind these clearances and any new products or modifications to our current products that we develop could fail to receive FDA clearance. If the FDA rescinds or denies any current or future clearances or approvals for our products, we would be prohibited from selling those products in the United States until we obtain such clearances or approvals. Our business would be adversely affected by any such prohibition, any delay in obtaining necessary regulatory approvals, and any limits placed by the FDA on our intended use. Our products are also subject to federal regulations regarding manufacturing quality. In addition, our new products will be subject to review and approval by the FDA. The process of obtaining such approval is time-consuming and expensive. In addition, changes in applicable regulatory requirements could significantly increase the costs of our operations and may reduce our profitability if we are unable to recover any such cost increases through higher prices.

We depend on contract research organizations to manage and conduct our clinical trials and if they fail to follow our protocol or meet FDA regulatory requirements, our clinical trial data and results could be compromised, delaying our development plans or causing us to do more testing than planned.

We utilize contract research organizations to conduct our clinical trials in accordance with study specific protocols.  We also contract with other third party service providers for clinical trial material production, packaging and labeling, lab testing, data management services as well as a number of other services.  There can be no assurance that these organizations will fulfill their commitments to us on a timely basis or that the accuracy and quality of the clinical data they provide us will not be compromised by their failure to fulfill their obligations.  If these service providers do not perform as contracted, our development plans could be adversely affected.

Foreign approvals to market our new drug products may be difficult to obtain.

The approval procedures for the marketing of our new drug products in foreign countries vary from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Even after foreign approvals are obtained, further delays may be encountered before products may be marketed. Many countries require additional governmental approval for price reimbursement under national health insurance systems.

Additional studies may be required to obtain foreign regulatory approval. Further, some foreign regulatory agencies may require additional studies involving patients located in their countries.

We may not have sufficient products liability insurance.

As a supplier of medical products, we may face potential liability from a person who claims that he or she suffered harm as a result of using our products. We maintain products liability insurance in the amount of $5 million per occurrence and $5 million in the aggregate. We cannot be sure that it will remain economical to retain our current level of insurance, that our current insurance will remain available or that such insurance would be sufficient to protect us against liabilities associated with our business. We may be sued, and we may have significant legal expenses that are not covered by insurance. In addition, our reputation could be damaged by product liability litigation and that could harm our marketing ability. Any litigation could also hurt our ability to retain products liability insurance or make such insurance more expensive. Our business, financial condition and results of operations could be adversely affected by an uninsured or inadequately insured product liability claim in the future.

Our Board of Directors is subject to potential deadlock.

Our Board of Directors presently has four members, and under our bylaws, approval by a majority of the Directors is required for many significant corporate actions. It is possible that our Board of Directors may be unable to obtain majority approval in certain circumstances, which would prevent us from taking action.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Shares eligible for future sale may affect the market price of our common shares.

Our future sales of common shares may have a negative effect on the market price of our common shares from time to time. Sales of substantial amounts of our common shares (including shares issued upon the exercise of stock options or warrants), or the possibility of such sales, could adversely affect the market price of our common shares and also impair our ability to raise capital through an offering of our equity securities in the future.  As of May 13, 2013 an additional 2,075,407 shares may be issued upon exercise of outstanding warrants and an additional, 100,000 shares may be issued after December 31, 2013.  In the future, we may issue additional shares or warrants in connection with investments or for other purposes considered advisable by our Board of Directors.  Any substantial sale of our common shares may have an adverse effect on the market price of our common shares and may dilute the economic value and voting rights of existing shareholders.

In addition, as of May 13, 2013, there were 5,172,534 shares issuable upon the exercise of outstanding and exercisable stock options, 1,471,666 shares issuable upon the exercise of outstanding stock options that are not yet exercisable and 2,094,665 additional shares available for grant under our 2007 Long Term Incentive Plan.  The market price of the common shares may be depressed by the potential exercise of these options.  The holders of these options are likely to exercise them when we would otherwise be able to obtain additional capital on more favorable terms than those provided by the options.

We could have a material weakness in our internal control over financial reporting, which, until remedied, could result in errors in our financial statements requiring restatement of our financial statements. As a result, investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

SEC rules require us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. In our annual assessment of internal controls over financial reporting that management performed for the year ended December 31, 2011, we identified a material weakness in our internal control over financial reporting. Although we believe this material weakness has been remedied, it is possible, due to the small size of our accounting staff, that we may identify other control deficiencies in the future that constitute one or more material weaknesses. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements and in our disclosure that could require restatements. Investors may lose confidence in our reported financial information and in our disclosure, which could lead to a decline in our stock price.

No system of internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future.

The market price of our securities may be volatile.

The historically moderate to lower trading volume of our common shares may cause the market price of the common shares to fluctuate significantly in response to relatively few trades or transactions. In addition, we are expecting results from our two pivotal SFP clinical trials in 2013.  The announcement of the results of these trials could create significant volatility in the market price of our common stock.  We refer to the two pivotal clinical trials of SFP as CRUISE-1 and CRUISE-2.  The results of CRUISE-1 and CRUISE-2 are expected to be announced in the second half of 2013.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose.  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate dilution in the book value per share of the common stock you purchase.

The price per share of our common stock being offered is substantially higher than the book value per share of our common stock.  Therefore, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.  See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Voting control and anti-takeover provisions reduce the likelihood that you will receive a takeover premium.

As of May 13, 2013, to our knowledge, our officers and directors beneficially owned approximately 21.3% of our voting shares (assuming the exercise of exercisable options granted to such officers and directors). Accordingly, they may be able to exert influence over matters requiring shareholder approval, including the election of our Board of Directors and approval of significant corporate transactions.  Our shareholders do not have the right to cumulative voting in the election of directors.  In addition, the Board of Directors has the authority, without shareholder approval, to issue shares of preferred stock having such rights, preferences and privileges as the Board of Directors may determine.  Any such issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of common shares, including by decreasing the amount of earnings and assets available for distribution to holders of common shares and adversely affect the relative voting power or other rights of the holders of the common shares. In addition, we may become subject to Michigan statutes regulating business combinations which might also hinder or delay a change in control.  Anti-takeover provisions that could be included in the preferred stock when issued and the Michigan statutes regulating business combinations can have a depressive effect on the market price of our common shares and can limit shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offers.  Our directors serve staggered three-year terms, and directors may not be removed without cause.  Our Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of a majority of our voting shares to amend these provisions.  These provisions could have an anti-takeover effect by making it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors.  These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares.

We do not anticipate paying dividends in the foreseeable future.

Since inception, we have not paid any cash dividend on our common shares and do not anticipate paying such dividends in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors and depends upon our earnings, capital requirements, financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board. We intend to retain earnings and any cash resources to finance our operations and, therefore, it is highly unlikely we will pay cash dividends.

USE OF PROCEEDS

We estimate the net proceeds from this offering to be up to approximately $     million, or approximately $     million if the underwriters exercise in full their option to purchase         additional shares of common stock, after deducting the estimated underwriter discounts and commissions and other estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include research and development expenses, acquisition of intellectual property relating to complementary drug therapies, funding of clinical trials and general and administrative expenses.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short term marketable securities.

Over the last several years, we have dedicated a significant portion of our resources to the preclinical and clinical development of SFP.  In particular, we are currently conducting a phase 3 clinical program for SFP, which will require substantial funds to complete.  We believe that we will continue to expend substantial resources for the foreseeable future developing SFP and that the proceeds from this offering that will be dedicated to the clinical trials may be insufficient to see them through to completion.  As a result, we may seek additional funds through public or private equity or debt financings or other sources, such as strategic partnerships.

CAPITALIZATION

The following table sets forth our capitalization (i) as of March 31, 2013, and (ii) on a pro forma basis after giving effect to the issuance of         shares offered by the Company hereby at a price of $       per share after deducting underwriting discounts and commissions and other estimated offering expenses.  The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein.

	At March 31, 2013
(in thousands)	Actual	Pro Forma
Cash and Cash Equivalents	$5,774,297	$

Common Shares, no par value	$106,884	$
Common Share Purchase Warrants	7,997
Accumulated Deficit	(125,387)
Total Shareholders’ Equity (Deficit)	$(10,506)
Total Capitalization	$(10,506)	$

DILUTION

The unaudited net tangible book value of our common stock on March 31, 2013 was approximately $(12.1) million, or approximately $(0.47) per share, based on 25,859,138 shares of our common stock outstanding as of March 31, 2013.  Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding.  Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of securities in this offering and the net tangible book value per share of our common stock immediately afterwards.  Without taking into account any other changes in net tangible book value after March 31, 2013, other than the sale of         shares offered by us hereby at a price of $      per share after deducting underwriting discounts and commissions and our other estimated offering expenses, our net tangible book value at March 31, 2013 would have been approximately $         million, or approximately $      per share.  This represents an immediate increase in net tangible book value of approximately $       per share to existing shareholders and an immediate dilution in net tangible book value of $       per share to investors in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share as of March 31, 2013	$(0.47)
Increase in net tangible book value per share attributable to this offering
Net tangible book value per share after giving effect to this offering		$
Dilution per share to new investors in the offering		$

If the underwriters exercise in full their option to purchase         additional shares of common stock at the public offering price of $       per share, the net tangible book value per share as of March 31, 2013, after giving effect to this offering, would be $      , representing an increase in net tangible book value of approximately $       per share to existing shareholders and an immediate dilution in net tangible book value of $       per share to investors in this offering at the public offering price.

The amounts above are based on 25,859,138 common shares outstanding as of March 31, 2013 and assume no exercise of outstanding options or warrants since that date. The number of common shares expected to be outstanding after this offering excludes the following as of March 31, 2013:

• 6,644,200 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted-average exercise price of $5.86 per share;

• 594,665 shares of our common stock reserved for future issuance under our 2007 Long Term Incentive Plan;

and

• 2,175,407 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted -average exercise price of $8.43 per share.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Market under the symbol “RMTI”.  The table below sets forth for the periods indicated the high and low intraday sale prices for common stock on The NASDAQ Global Market for the periods indicated.

	Price Range
	High	Low
2013
Second Quarter (through May 13, 2013)	$4.32	$3.55
First Quarter	8.40	3.16
2012
Fourth Quarter	$8.38	$5.18
Third Quarter	9.60	7.64
Second Quarter	10.70	7.37
First Quarter	11.75	8.08
2011
Fourth Quarter	$8.86	$6.80
Third Quarter	13.89	7.65
Second Quarter	16.91	8.76
First Quarter	9.70	7.73

As of May 13, 2013, there were 27 holders of record of our common shares.  The last reported sale price of our common stock on The NASDAQ Global Market on May 13, 2013 was $3.74 per share.

DIVIDEND POLICY

We have never paid any cash dividends on our common shares and do not anticipate paying dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our operations.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in the accompanying prospectus, except as set forth below.

Our authorized capital stock is 120,000,000 shares of common stock and 2,000,000 shares of preferred stock. At May 13, 2013, 26,059,138 shares of common stock and no shares of preferred stock were outstanding. The description of our capital stock in this prospectus supplement and in the accompanying prospectus is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and bylaws, as well as the provisions of any applicable laws. A copy of our amended and restated articles of incorporation, was filed with the SEC as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the first quarter 2013 filed on May 8, 2013. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.2 to our Current Report on Form 8-K filed on November 25, 2008.

Our amended and restated articles of incorporation and bylaws contain provisions that could have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt. Our amended and restated articles of incorporation authorize the board to issue up to 120 million shares of common stock (less shares already outstanding or reserved for issuance) and up to two million shares of preferred stock without shareholder approval. In addition, the amended and restated articles of incorporation provide that shareholder action without a meeting requires the unanimous consent of the shareholders, unless the applicable action has been approved by the Board prior to execution of the shareholder consent. Our bylaws permit incumbent directors to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, unless filled by proper action of the shareholders. Furthermore, our bylaws require shareholders to give advance notice of director nominations and proposals to be presented at meetings of shareholders.

These provisions may delay shareholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a shareholder who desires to participate in a business combination or elect a new director may consider them disadvantageous.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, for whom Chardan Capital Markets, LLC (“Chardan”), is acting as representative, and the underwriters have agreed to purchase from us, the number of shares of our common stock set forth opposite their names below:

Underwriters	Number of Shares of Common Stock
Chardan Capital Markets, LLC
Summer Street Research Partners
C&Co/PrinceRidge LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days to buy up to an aggregate of                additional shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriters propose to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts.

Commission and Expenses

The underwriters has advised us that they propose to offer the shares of common stock to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $           per share of common stock. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The per share of common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which it exercises discretionary authority.

We have agreed to pay to the underwriters a fee equal to 5.5% of the aggregate sales price of the shares of our common stock sold in this offering, which fee is to be paid by means of a discount from the offering price to purchases in the offering. In addition, we have agreed to reimburse the underwriter for all of its agreed-upon, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the offering, whether or not the offering is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses up to a maximum of $50,000. Any amounts in excess of $50,000 will require the advance approval of the Company which will not be unreasonably withheld. In the event that our agreement with the underwriter is terminated prior to the consummation of this offering, the underwriter will only be entitled to the reimbursement of out-of-pocket expenses. We estimate that expenses payable by us in connection with this offering of our common stock, other than the underwriting discounts and commissions referred to above, will be approximately $300,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the overallotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	Without Overallotment Option	With Overallotment Option	Without Overallotment Option	With Overallotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Ups/Restrictions on Future Sales

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Chardan, for a period of 90 days, following the date of the underwriting agreement, subject to an 18-day extension under certain circumstances.

In addition, each of our directors and executive officers has entered into a lock-up agreement with Chardan. Under the lock-up agreements, the directors and executive officers have agreed not to offer, sell, contract to sell or otherwise issue any shares of our common stock or securities exchangeable or convertible into common stock, without the prior written consent of Chardan, for a period of 90 days, following the date of the underwriting agreement subject to an 18-day extension under certain circumstances and subject to certain exceptions.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ website or our website and any information contained in any other website maintained by the underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of common stock offered hereby is completed, SEC rules may limit the underwriters from bidding for and purchasing our shares of common stock.

In connection with the offering the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•         Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares overallotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising its overallotment option and/or purchasing shares in the open market.

•         Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the overallotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•         Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and/or their respective affiliates have provided, or may in the future provide, various investment banking or other financial services for us for which services such person has received or, may in the future receive, customary fees. Chardan, an underwriter of this offering, acted as placement agent for a registered direct offering of our 4,300,000 shares of our Common Stock that was closed on March 26, 2013, and received $370,650 in cash compensation for acting as placement agent in that offering.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by our counsel, Dykema Gossett PLLC, Detroit, Michigan.  The underwriters are being represented in connection with this offering by Loeb & Loeb, LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, have been audited by Plante & Moran, PLLC, independent auditors, as stated in their reports which are incorporated in this prospectus supplement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

WARRANTS

We may offer to sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, shares of our common stock and warrants to purchase our common stock.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We are also offering up to 968,271 shares of our common stock that are issuable upon the exercise of warrants previously offered and sold by us on October 5, 2009, which we refer to as the 2009 Warrants. Each 2009 Warrant represents the right to purchase one share of our common stock at any time and from time to time (1) through October 5, 2012 as to 85,200 of the 2009 Warrants, and (2) through October 5, 2014 as to the remainder, in each case at an exercise price of $9.55 per share.

Our common stock is listed on the Nasdaq Global Market and traded under the symbol “RMTI.” On May 18, 2012, the closing sale price of our common stock on Nasdaq was $7.53 per share. You are urged to obtain current market quotations for the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 5 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2012.

Rockwell Medical Technologies, Inc.’s principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393, our telephone number at that address is (248) 960-9009 and our Internet address is www.rockwellmed.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only. Unless the context otherwise requires, references in this prospectus to “Rockwell,” “we,” “us,” and “our” refer to Rockwell Medical Technologies, Inc. and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus together or separately, in one or more offerings, up to a maximum aggregate offering price of $120,000,000. This prospectus provides you with a general description of those securities which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Get More Information.”

In addition, we have an existing “shelf” registration statement on Form S-3, File No. 333-160791, which became effective on August 17, 2009 and which will expire on August 17, 2012 pursuant to Rule 415(a)(5) under the Securities Act. Of the securities issued under such registration statement, 2009 Warrants to purchase 968,271 shares of our common stock remain outstanding and unexercised. The registration statement of which this prospectus is a part registers the sale of these shares upon exercise of the 2009 Warrants in addition to the securities referenced in the preceding paragraph, and ensures that an effective registration statement covers the exercise of the 2009 Warrants.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect or copy all or any part of these materials, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Rockwell.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Rockwell to “incorporate by reference” the information it files with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically update and supersede this information. Rockwell incorporates by reference the documents listed below which have been filed with the SEC:

•      Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (including information from the Definitive Proxy Statement filed in connection with the 2012 Annual Meeting of Shareholders, as filed with the SEC and incorporated therein by reference);

•      Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

•      Current Reports on Form 8-K filed January 27, 2012, February 10, 2012, February 15, 2012, March 7, 2012, April 20, 2012, May 16, 2012 and May 30, 2012 ; and

•      The description of our common shares included in our prospectus, dated July 24, 1997, included in our registration statement on Form SB-2 filed with the SEC on July 24, 1997, under the caption “Description of Securities” on pages 34 through 38 of the prospectus and incorporated by reference into our registration statement on Form 8-A filed with the SEC on January 23, 1998, including any amendment or reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after this prospectus but before the termination of this offering are deemed to be incorporated by reference into this prospectus and will constitute a part of this prospectus from the date of filing of those documents.

Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of the prospectus. Information that we file later with the Commission will automatically update and supersede previously filed information.

Rockwell will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, including any exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Thomas E. Klema, Secretary, at our principal executive offices, located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009).

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

OUR COMPANY

Our Business

We are an integrated biopharmaceutical company targeting end-stage renal disease and chronic kidney disease with innovative products and services for the treatment of iron deficiency and secondary hyperparathyroidism. We are an established manufacturer and supplier of high-quality hemodialysis dry and liquid dialysate concentrates to dialysis providers and distributors in the U.S. and abroad, which is currently our primary business. Hemodialysis is a treatment that duplicates kidney function for patients with failed kidneys resulting from End Stage Renal Disease, or ESRD. Our dialysis products are used to maintain human life by removing toxins and replacing critical nutrients in the hemodialysis patient’s bloodstream.

Our lead drug candidate for iron therapy treatment is soluble ferric pyrophosphate, or SFP. We have licensed exclusive global rights for SFP. SFP delivers iron in a non-invasive, physiologic manner to hemodialysis patients via dialysate during their regular dialysis treatment. The majority of ESRD patients receive iron on a routine basis. To realize a commercial benefit from SFP, we must complete clinical trials and obtain U.S. Food and Drug Administration, or FDA, approval. We also plan to seek foreign market approval for this product or to license the technology to a pharmaceutical company who will seek market approval in the licensed markets. We believe this product will substantially improve iron therapy and, if approved, will compete for the global hemodialysis iron therapy market. We are conducting ongoing Phase III clinical trials on SFP, which we refer to as CRUISE-1 and CRUISE-2. Based on reports from manufacturers of intravenous, or IV, iron products and industry estimates, the market size in the United States for IV iron therapy for ESRD patients is approximately $600 million per year. We estimate the global market for IV iron therapy is in excess of $1 billion per year. There can be no assurance, however, that SFP will be approved by the FDA or, if approved, that it will be successfully marketed.

The Company has acquired an approved Abbreviated New Drug Application for Calcitriol injection, a generic FDA-approved drug. Calcitriol is an active vitamin D analogue indicated for the treatment of secondary hyperparathyroidism. The majority of ESRD patients receive a form of vitamin D on a routine basis. We are required to gain FDA regulatory approval for changes in manufacturing location prior to marketing Calcitriol. We anticipate obtaining the necessary approval in late 2012 and to begin marketing Calcitriol commercially thereafter. Based on manufacturers’ reports and industry estimates, we believe the market size in the United States for vitamin D therapy for ESRD patients is in excess of $350 million per year.

Dialysis patients, or ESRD stage 5 patients, are those patients whose kidneys no longer function properly and must receive routine dialysis treatments to survive. Most of these “chronic” patients receive hemodialysis treatments three times per week, or 156 times per year. Most chronic patients have their dialysis treatment performed at a free-standing clinic while those patients with temporary or “acute” kidney failure generally have their treatments performed at hospitals. In either setting, a dialysis machine dilutes concentrated solution, such as our liquid or dry concentrate products, with purified water. The resulting solution is called dialysate. Dialysate is pumped through an artificial kidney machine (or dialyzer) while the patient’s blood is pumped through a semi-permeable membrane inside the dialyzer in the opposite direction from the dialysate. The dialysate infuses dextrose, sodium chloride, calcium, potassium, magnesium, sodium bicarbonate and either acetic acid or citric acid into the patient’s blood while removing water and waste. The patient’s physician chooses the proper concentrations required for each patient based on each particular patient’s needs. In addition to using concentrate products, which must be replaced for each use for each patient, a dialysis provider also uses other ancillary products such as blood tubing, fistula needles, specialized component kits, dressings, cleaning agents, filtration salts and other supplies, many of which we sell.

Hemodialysis is the primary treatment modality employed in the United States with over 90% of all dialysis patients receiving hemodialysis. We do not compete in the peritoneal or home dialysis segments. Hemodialysis treatments are generally performed in independent clinics or hospitals with the majority of dialysis services performed by national and regional for profit dialysis chains. Based on data published by the U.S. Renal Data Systems, or USRDS, we estimate that there are approximately 5,800 Medicare-certified hemodialysis treatment clinics in the United States. The two largest national for-profit dialysis chains service approximately 65% of the domestic hemodialysis market. According to industry statistics published by USRDS, at the end of 2009, 387,000 patients in the United States were receiving dialysis treatments. The domestic dialysis industry has experienced steady patient population growth over the last several decades. U.S. patient population growth has averaged approximately 4% per year over the last five years.

ESRD incidence rates vary by country. Based on industry reports, the global ESRD population receiving some form of dialysis treatment is estimated to be over two million and to be growing at a rate of approximately 6% annually. The three major dialysis markets are the United States, the European Union and Japan, which together represent approximately half of the total global treatments based on industry estimates. The Asia-Pacific market area is projected to experience rapid growth in the incidence of kidney disease over the decade ahead.

Our Recent Financial Results

Our results of operations for the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012, and our total assets as of the end of each of these periods, are as follows:

	Three Months Ended March 31,	Years Ended December 31,
(in thousands)	2012	2011	2010
Net Loss	$(10,567)	$(21,445)	$(2,683)

	As of March 31,	As of December 31,
	2012	2011	2010
Total Assets	$39,423	$31,940	$36,967

We commenced our Phase III clinical development program for SFP, our lead drug product, in 2011 and our research and development costs have increased substantially in 2011 and the first quarter of 2012 over 2010 as a result. We expect our cash needs for research and development spending to be significant over the next two years as we execute our clinical development program for SFP and that we will continue to incur losses for the duration of the clinical program as a result of these higher costs.

Our total assets increased at March 31, 2012 compared to December 31, 2011 due to the receipt of $16.2 million in net proceeds from an offering of common stock completed in February 2012, partially offset by cash used in operations to fund the increased research and development spending. Total assets at December 31, 2011 decreased compared to December 31, 2010 due to the cash used in operations to fund the increased research and development spending, partially offset by positive cash flow generated from our operations excluding research and development spending and $4.8 million in proceeds primarily from the exercise of outstanding common stock purchase warrants.

Please refer to our most annual report on Form 10-K and our most recent quarterly report on Form 10-Q for further details regarding our results of operations and financial position.

Our Headquarters

Our principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393 (telephone number: (248) 960-9009).

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our occasional updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and may make such statements in future filings with the SEC. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of our operations. When we use words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “projected,” “intend” or similar expressions, or make statements regarding our intent, belief, or current expectations, we are making forward-looking statements. Our forward looking statements also include, without limitation, statements (other than historical statements) about our competitors, growth in our markets, the timing and anticipated costs of obtaining FDA approval of our new SFP product, the timing of marketing of Calcitriol, and our anticipated future financial condition, operating results, cash flows and business plans.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which are based on information available to us on the date of this prospectus or, if made elsewhere, as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed in this prospectus, including under “Risk Factors,” and from time to time in our reports filed with the Securities and Exchange Commission. Other factors not currently anticipated may also materially and adversely affect our results of operations, cash flows and financial position. We do not undertake, and expressly disclaim, any obligation to update or alter any statements whether as a result of new information, future events or otherwise except as required by law.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes.

We expect to use the net proceeds from the exercise of 2009 Warrants for general corporate purposes, which may include funding of clinical trials and regulatory activities for SFP and other research and development expenses, and general and administrative expenses.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 40,000,000 shares of common stock and 3,416,664 shares of preferred stock (including 1,416,664 shares of Series A Preferred Shares which were previously issued and cancelled and which are not available for issuance). At May 18, 2012, 20,920,720 shares of common stock and no shares of preferred stock were outstanding. This description is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and bylaws, as well as the provisions of any applicable laws. A copy of our amended and restated articles of incorporation, was filed with the SEC as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.2 to our Current Report on Form 8-K filed on November 25, 2008.

We may issue shares of our common stock, either separately or together with warrants offered pursuant to this prospectus. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends. Upon the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock. Holders of common stock do not have cumulative voting rights or preemptive, subscription or conversion rights and shares of common stock are not redeemable. The shares of common stock presently outstanding are duly authorized, validly issued, fully paid and non-assessable. There will be a prospectus supplement relating to any offering of common stock and/or warrants offered by this prospectus.

The directors of the Company serve staggered three-year terms. Directors may not be removed without cause. The amended and restated articles of incorporation also set the minimum and maximum number of directors constituting the entire board at three and fifteen, respectively, with the exact number to be determined by the board from time to time.

Our amended and restated articles of incorporation and bylaws contain provisions that could have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt. Our amended and restated articles of incorporation authorize the board to issue up to 40 million shares of common stock (less shares already outstanding or reserved for issuance) and up to two million shares of preferred stock without shareholder approval. In addition, the amended and restated articles of incorporation provide that shareholder action without a meeting requires the unanimous consent of the shareholders, unless the applicable action has been approved by the Board prior to execution of the shareholder consent. Our bylaws permit incumbent directors to fill any vacancies on the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, unless filled by proper action of the shareholders. Furthermore, our bylaws require shareholders to give advance notice of director nominations and proposals to be presented at meetings of shareholders.

These provisions may delay shareholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a shareholder who desires to participate in a business combination or elect a new director may consider them disadvantageous.

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 10% shareholder) unless approved by (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than the interested shareholder. We are currently not subject to Chapter 7A but may opt in at any time by resolution of our board of directors.

Listing

Our common stock is listed and traded on the NASDAQ Global Market under the symbol “RMTI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock. Warrants may be issued independently or together with shares of common stock and may be attached to or separate from the common stock. The warrants will be issued under warrant agreements to be entered into between us and the purchasers or a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•      the title of the warrants;

•      the aggregate number of the warrants;

•      the price or prices at which the warrants will be issued;

•      the currencies in which the exercise price or prices of the warrants may be payable if other than U.S. dollars;

•      the number of shares of common stock purchasable upon exercise of the warrants;

•      whether the warrants are issued with shares of common stock and, if so, the number of the warrants issued with each share;

•                  if applicable, the date on and after which the warrants and the common stock purchasable upon exercise of the warrants will be separately transferable;

•                  the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased and provisions for changes to or adjustments in the exercise price of the warrants;

•                  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•                  the minimum or maximum amount of the warrants which may be exercised at any one time;

•                  the identity of the warrant agent, if any;

•                  information with respect to book-entry procedures, if any;

•                  a discussion of any material federal income tax considerations; and

•                  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

DESCRIPTION OF 2009 WARRANTS

The material terms and provisions of the currently outstanding 2009 Warrants are summarized below.

Exercisability

The 2009 Warrants are exercisable at any time on or before the close of our business on October 5, 2014 (October 5, 2012 with respect to the 85,200 2009 Warrants issued to the placement agents in the 2009 offering as a portion of their compensation, which we refer to as the “Agency Warrants”). The 2009 Warrants are exercisable, at the option of each holder, upon the surrender of the 2009 Warrants to us and the payment in cash, or in the case of a cashless exercise described below, by delivery of shares of common stock by the holder equal in value to the exercise price of the shares being acquired upon exercise of the 2009 Warrants. The holder does not have the right to exercise any portion of the 2009 Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of our common stock outstanding immediately after the exercise, provided however, that upon 61 days’ prior written notice, the holder may increase the Maximum Percentage to 9.99%.

Cashless Exercise

The Agency Warrants may be exercised by means of a “cashless exercise” in which the holder will be entitled to surrender a portion of the shares of common stock subject to the Agency Warrants in lieu of cash for the exercise price. With regard to the other 2009 Warrants, the cashless exercise methodology may be used only if there is no effective registration statement registering the shares of common stock underlying the 2009 Warrants or the average closing price of the Company’s common stock for five consecutive trading days immediately preceding exercise is greater than $12.00.

Exercise Price

The exercise price of the 2009 Warrants is $9.55 per share. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability

The 2009 Warrants may be transferred at the option of the holder upon surrender of the 2009 Warrants to the Company with the appropriate instruments of transfer.

Effect of Merger, Consolidation or Sale of Assets

If we amend our articles of incorporation to reorganize our capital or reclassify our capital stock, or consolidate or merge with or into another corporation (where we are not the surviving corporation or where there is a change in or distribution with respect to our common stock), or sell, transfer or otherwise dispose of all or substantially all of our property, assets or business to another corporation and, pursuant to the terms of such transaction our common stock is converted into or exchanged for other securities or property, the holder of any 2009 Warrants will thereafter receive upon exercise of the 2009 Warrants, either (i) publicly traded capital stock of the successor entity or (ii) the securities or property to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such 2009 Warrants would have been entitled upon such transaction.

Notwithstanding the foregoing, in the event that we consolidate or merge with or into another corporation (where we are not the surviving corporation and, after such transaction, the holders of the Company’s voting power immediately prior to such transaction do not continue after such transaction to hold publicly traded securities and the voting power of the surviving entity necessary to elect a majority of the board of directors of such entity), then we (or the successor entity to the 2009 Warrants), upon request, will purchase the 2009 Warrants from the holder by paying the holder cash in an amount equal to the value of the remaining unexercised portion of the 2009 Warrants on the date of such transaction determined using a Black-Scholes option pricing model with a specified risk-free rate and an expected volatility equal to the greater of 75% and the 30-day historical price volatility obtained from Bloomberg L.P. as of the trading day immediately following the public announcement of the transaction.

Dividends and Distributions to Shareholders

For 2009 Warrants other than Agency Warrants, if, during any six-month period, the Company declares a cash dividend in an amount that, when combined with all other cash dividends paid and distributed to the holders of the Company’s common stock during that six-month period, exceeds five percent of the Company’s market capitalization, then the Company will pay to the holders of 2009 Warrants cash payments equal to the aggregate amount of dividends to which the holders would have been entitled if they had exercised their 2009 Warrants.

With respect to Agency Warrants, if we make any dividend or other distribution, the exercise price and number of shares that may be received upon exercise of the Agency Warrants will be adjusted accordingly.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•                  through agents;

•                  through underwriters or dealers, or underwriting syndicates represented by managing underwriters;

•                  in short or long transactions;

•                  in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market marker or into an existing trading market, on an exchange or otherwise;

•                  directly to investors; or

•                  through a combination of any of these methods of sale.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•                  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•                  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•                  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•                  competitively bid transactions; or

•                  privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•      enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•                  sell securities short and redeliver such shares to close out our short positions;

•                  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•                  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•                  the name or names of any agents, underwriters or dealers and the amounts of securities underwritten or purchased by them;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any delayed delivery arrangements;

•                  any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•                  the public offering or purchase price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•                  at a fixed price or prices, which may be changed;

•                  at a price or prices determined pursuant to competitive bidding;

•                  at market prices prevailing at the time of sale;

•                  at prices related to the prevailing market prices; or

•                  at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters, Agents and Dealers

If we use underwriters for a sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in an applicable prospectus supplement the name of the underwriter and the nature of any such relationship.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell our securities for which they have been appointed an agent on a continuing basis. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment agreement pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include, without limitation, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or our subsidiaries of affiliates in the ordinary course of their business. This includes commercial banking and investment banking transactions.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using or involving underwriters, dealers or agents. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Shares Issuable upon Exercise of 2009 Warrants

Shares of our common stock may be issued upon exercise of the 2009 Warrants currently outstanding in accordance with the terms described above under “Description of 2009 Warrants.” No further fees, expenses or commissions are due to any agent or underwriter in connection with the exercise of the 2009 Warrants and no special efforts are expected with respect to any such exercise.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Dykema Gossett PLLC, and for any underwriters or agents by counsel named in an applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, have been audited by Plante & Moran, PLLC, independent auditors, as stated in their reports which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

           Shares
Common Stock

PROSPECTUS SUPPLEMENT

May      , 2013

Sole Book-Running Manager

Chardan Capital Markets, LLC

Lead Manager	Co-Manager
Summer Street Research Partners	C&Co/PrinceRidge

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement. Neither the delivery of this prospectus supplement nor the sale of our common stock means that information contained in this prospectus supplement is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.